Exhibit 99.1

Solidion Technology Board Appoints Jaymes Winters as Chairman and CEO; Mark Schwartz as Lead Independent Director

New Designations Designed to Strengthen Leadership Structure to Advance Strategic Priorities and Execution

DALLAS, Texas. September 18, 2026 – Solidion Technology, Inc. (NASDAQ: STI) (“Solidion Technology” or “the Company”), an advanced battery technology solutions provider, today announced an update to the leadership structure of its Board of Directors (the “Board”), designed to further align the Company’s governance with its strategic direction and business priorities.

Election of Mark N. Schwartz as the Lead Independent Director

The Board has appointed independent director Mark N. Schwartz to serve as Lead Independent Director, effective September 16, 2026. In this role, Mr. Schwartz will help facilitate strong independent oversight of the Company while working closely with the Chairman and other members of the Board. Mr. Schwartz is an accomplished CEO, CFO and board director with more than 36 years of leadership experience across the consumer, technology and healthcare sectors. He co-founded Bodega Latina Corporation, which grew into a multibillion-dollar grocery business and the largest Hispanic retailer in the United States, led the IPO of DD Group plc and oversaw the sale of Bartell Drug Company to Rite Aid. Mr. Schwartz has served on more than a dozen public and private company boards, including Starbucks Coffee Company. He received a Bachelor of Arts, cum laude, from Claremont McKenna College in economics and political science and a Master of Business Administration, with honors, from Harvard Business School.

“Mark’s extensive executive and board leadership will provide an important independent perspective as we continue to strengthen our governance and position Solidion for its next phase of growth,” said Jaymes Winters, Chief Executive Officer of Solidion.

Appointment of CEO as Chairman of the Board

Additionally, effective September 16, 2026, the Board has appointed Chief Executive Officer Jaymes Winters to also serve as Chairman of the Board, effective immediately. Mr. Winters will continue to serve as Chief Executive Officer, assuming the combined role of Chairman and CEO. Mr. Winters brings more than 15 years of experience as a Chief Executive across the oil and gas, telecommunications and retail sectors, with extensive experience in mergers and acquisitions. Prior to Solidion, he served as CEO of Mach FM Corp. and previously founded and served as CEO of United Energy Inc., which grew to nearly $100m in revenue under his leadership. Mr. Winters has directed and negotiated significant M&A transactions involving private equity firms and previously served for more than 9 years as an adjunct professor in the School of Business at Portland State University, where he taught business strategy, mergers and acquisitions and venture capital. He holds a B.S. in Business Administration with a minor in Economics from Oregon State University.

“Solidion is entering an important stage in its development, and we believe this leadership structure provides the Company with the alignment and accountability necessary to execute on our strategic priorities,” said Mark Schwartz, Lead Independent Director.

The Board believes the updated leadership structure will further centralize and align Solidion’s strategic direction, corporate governance and business operations. Combining the Chairman and CEO roles is intended to provide greater continuity between the Company’s strategic priorities and their execution, while appointment of a Lead Independent Director maintains a strong independent voice within the Board’s leadership structure.

The Board also expressed its appreciation to Dr. Bor Jang for his longstanding service and leadership as former Chairman of the Board, and for his significant contributions to Solidion Technology. Dr. Jang has played an important role in the development of the Company and its extensive intellectual property and technology portfolio. Solidion is grateful for Dr. Jang’s years of leadership and contributions to the Company. Dr. Jang remains a valued Director on the Board.

About Solidion Technology, Inc.

Headquartered in Dallas, Texas with pilot production facilities in Dayton, Ohio, Solidion’s (NASDAQ: STI) core business includes manufacturing of battery materials and components, as well as development and production of next-generation batteries for energy storage systems, including UPS systems serving the artificial intelligence (AI) data center market and electric vehicles for ground, aerospace, and sea transportation. Solidion holds a portfolio of over 385 patents, covering innovations such as high-capacity, silane gas free and graphene-enabled silicon anodes, biomass-based graphite, advanced lithium-sulfur and lithium-metal technologies.

For more information, please visit www.solidiontech.com or contact Investor Relations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Solidion Technology Inc., (NASDAQ: STI) (the “Company,” “Solidion,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

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CONTACTS

Investors:

Allison Reichel

Director of Investor Relations

ir@solidiontech.com

Media:

press@solidiontech.com